Exhibit 4.1

AMENDMENT NO. 1

TO

REGISTRATION RIGHTS AGREEMENT

                                                This Amendment No. 1 to the Registration Rights Agreement among Michaels Stores, Inc., a Delaware corporation (the “Company”) and certain Stockholders of the Company dated as of October 31, 2006 (the “Agreement”), is entered into as of July 22, 2013 (this “Amendment”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

RECITALS

                                                WHEREAS, the Company and each of the Stockholders executing this Amendment are parties to the Agreement and, the Company and such Stockholders, who collectively hold a majority of the Shares held by all Stockholders, wish to amend the Agreement pursuant to Section 6.2 thereof in order to address the merger of Michaels Stores MergerCo, Inc., with and into the Company to be effected pursuant to Section 251(g) of the Delaware General Corporation Law (the “Merger”); and

WHEREAS, in connection with the Merger, (i) all shares of Common Stock of the Company held by the Stockholders immediately prior to the consummation of the Merger will be exchanged for shares of common stock of The Michaels Companies, Inc., a Delaware corporation (“Topco”), the indirect parent of the Company, and (ii) all Options, Warrants and Convertible Securities held by the Stockholders immediately prior to the consummation of the Merger will be exchanged for options, warrants and convertible securities of Topco which can be exercised for, converted into or exchanged for shares of common stock of Topco.

                                                NOW, THEREFORE, the parties hereby agree as follows:

1.                                      Successor. As a result of the Merger, Topco shall be considered the successor of the Company pursuant to Section 8.3 of the Agreement and the rights and obligations of the Company under the Agreement shall become those of Topco in all respects.

2.                                      Miscellaneous.

2.1.                            This Amendment and all claims arising out of or based upon this Amendment or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

2.2.                            This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

2.3                               Except to the extent specifically amended hereby, the provisions of the Agreement shall remain unmodified and the Agreement is hereby confirmed as being in full force and effect.

                                                IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Registration Rights Agreement effective as of the date first set forth above.

MICHAELS STORES, INC.

By:	/s/ Charles M. Sonsteby
Name:	Charles M. Sonsteby
Title:	Chief Administrative Officer and Chief Financial Officer

THE MICHAELS COMPANIES, INC.

By:	/s/ Charles M. Sonsteby
Name:	Charles M. Sonsteby
Title:	Chief Administrative Officer and Chief Financial Officer

Signature Page to Amendment No. 1 to

Registration Rights Agreement

INVESTORS:

MICHAELS HOLDINGS LLC			MICHAELS HOLDINGS LLC

By:	/s/ Peter F. Wallace		By:	/s/ Matthew S. Levin
	Name:	Peter F. Wallace		Name:	Matthew S. Levin
	Title:	Manager		Title:	Manager

Signature Page to Amendment No. 1 to

Registration Rights Agreement